Exhibit 99.1
IMMEDIATE RELEASE
REGENT COMMUNICATIONS ANNOUNCES CONSENSUAL RESTRUCTURING
AGREEMENT WITH SENIOR LENDERS
Debt to be reduced by approximately $87 million
Will Significantly Strengthen Financial Position
Operations to Continue Without Interruption
Cincinnati, OH – March 1, 2010 – Regent Communications, Inc. (Pink Sheets: RGCI.PK) announced today it has reached an agreement in principal with its lenders for a consensual financial restructuring that will reduce the Company’s debt and strengthen its balance sheet. The restructuring will result in the elimination of approximately $87 million of the Company’s debt.
As part of the agreement, current senior debt-holders will convert their holdings into a new series of equity in the Company, while current public equity shareholders will receive approximately 12.8 cents for each share they own. The parties to the restructuring agreement have signed binding agreements to support the restructuring on proposed terms, subject to the finalization of definitive agreements and related documentation and the satisfaction of certain specified conditions. The Company will effectuate the restructuring through a prearranged reorganization under Chapter 11, filed with the U.S. Bankruptcy Court for the District of Delaware.
The restructuring process will have no impact on Regent’s day-to-day operations and will not result in any changes to senior leadership. In addition, the Company has a current cash position of approximately $11 million, giving it ample liquidity and sufficient funds to pay all of its vendors and employees.
“We are pleased to move forward with the majority of our senior lenders in taking the necessary steps to substantially strengthen our capital structure,” said Bill Stakelin, President and CEO. “Throughout the economic downturn, we have continued to implement our strategic plan to build our presence among advertisers and audiences across our local market clusters, while carefully managing our costs. Following our reorganization, we will benefit from a strong financial position and solid cash flow, giving us the flexibility to continue to invest in our operations and execute our strategy. This is a solution that preserves Regent’s unique voice in the nation’s mid-sized media markets and enhances our ability to fully benefit from the rebound in the nation’s advertising industry.”

After giving effect to the restructuring, certain funds managed by Oaktree Capital Management, L.P., a premier global alternative and non-traditional investment manager, will own a majority of the new equity in the Company.
A copy of the Restructuring Support Agreement has been filed with the U.S. Securities and Exchange Commission in a Current Report on Form 8-K and has also been posted to the Investor Relations section of the Company’s website: www.regentcomm.com.
With the approval of the Bankruptcy Court, the Debtors will retain Kurtzman Carson Consultants LLC to, among other things, act as noticing, claims and balloting agent (the “Balloting Agent”). Specifically, the Balloting Agent will assist the Debtors with: (a) mailing Confirmation Hearing Notices, (b) mailing Solicitation Packages, (c) soliciting votes on the Plan, (d) receiving, tabulating, and reporting on ballots cast for or against the Plan by holders of claims against or equity interests in the Debtors, (e) responding to inquiries from creditors and stakeholders relating to the Plan, the Disclosure Statement, the ballots and matters related thereto, including, without limitation, the procedures and requirements for voting to accept or reject the Plan and objecting to the Plan, and (f) if necessary, contacting creditors regarding the Plan and their Ballots.
Copies of the pleadings filed in the Bankruptcy Case are available for free on the website of the Debtors’ proposed claims, noticing, soliciting and balloting agent, Kurtzman Carson Consultants, at www.kccllc.net/regent or can be requested by calling 888-647-1726.
Regent Communications has been advised by Oppenheimer & Co., Inc. in connection with its financial restructuring, and by the law firm of Latham & Watkins LLP.
About Regent Communications
Regent Communications, Inc. is a radio broadcasting company focused on acquiring, developing and operating radio stations in mid-sized markets. Regent owns and operates 62 stations located in 13 markets. The Company’s shares are traded over the counter under the symbol “RGCI.PK”
About Oaktree Capital Management, L.P.
Oaktree is a premier global alternative and non-traditional investment manager with $72.9 billion in assets under management as of December 31, 2009. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, high yield and convertible bonds, specialized private equity (including power infrastructure), real estate, emerging market and Japanese securities, and mezzanine finance. Oaktree was founded in 1995 by a group of principals who have worked together since the mid-1980s. Headquartered in Los Angeles, the firm today has approximately 600 employees and offices in 14 cities worldwide.
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations, as well as the process the Company will undertake in connection with a reorganization under Chapter 11 of the U.S. Bankruptcy Court. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; increased competition from emerging technologies; fluctuations in the cost of operating radio properties; the Company’s ability to manage growth; the Company’s ability to effectively integrate its acquisitions; potential costs relating to stockholder demands; changes in the regulatory climate affecting radio broadcast companies; cancellations, disruptions or postponement of advertising schedules in response to national or world events; and the Company’s ability to regain and maintain compliance with the terms of its credit facilities or to refinance or restructure such obligations. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Anthony Vasconcellos	Joe LoBello/Chris Plunkett
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030